Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-152982) and Form S-8 (Nos. 333-149074 and 333-153860) of Calpine Corporation of our report dated February 24, 2010 relating to the financial statements of Otay Mesa Energy Center, LLC, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 24, 2010